                                                                   EXHIBIT 12(b)

                             UNION ELECTRIC COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                      AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS


                                                                    Year Ended December 31,                       12 Months
                                                -------------------------------------------------------------     Ended
                                                                                                                  March 31,
                                                1992          1993         1994         1995          1996        1997
                                                ----          ----         ----         ----          ----        ----
                                                              (Thousands of Dollars Except Ratios)
Net income for the period                     $302,748     $297,160      $320,757     $314,107     $304,876     $296,366
   Add:
      Taxes based on income                    197,009      182,716       203,827      207,734      196,210      189,991
      Fixed charges (see below)                136,227      130,914       142,411      138,071      136,102      137,683
                                               -------     --------      --------     --------     --------     --------

Earnings available for fixed charges
   and preferred stock dividend
   requirements of Registrant                 $635,984     $610,790      $666,995     $659,912     $637,188     $624,040
                                              ========     ========      ========     ========     ========     ========

Fixed charges:
   Interest on debt                           $125,798     $124,430      $135,608     $129,239     $128,375     $130,156
   Amortization of premium and discount,
      less expense, on debt; and
      bond defeasance cost                       9,521        5,170         5,504        5,502        4,269        3,811
   Rentals (see note)                              908        1,314         1,299        3,330        3,458        3,716
                                                ------   ----------      --------     --------     --------     --------
      Total fixed charges                     $136,227     $130,914      $142,411     $138,071     $136,102     $137,683

Preferred stock dividend requirements
   of Registrant* (Adjusted for income
   tax effect)                                  21,852       21,537        20,514       20,808       20,612       18,759
                                              --------     --------      --------     --------     --------     --------


Total fixed charges and preferred
   stock dividend requirements                $158,079     $152,451      $162,925     $158,879     $156,714     $156,442
                                              ========     ========      ========     ========     ========     ========


Ratio of earnings to fixed charges
   and preferred dividends                        4.02         4.01          4.09         4.15         4.06         3.98
                                                  ====         ====          ====         ====         ====         ====


Note:  Represents the interest factor applicable to rentals.
*  See following page for supporting computation.

                                                                   EXHIBIT 12(b)
                                                                     (continued)


                             UNION ELECTRIC COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                      AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS


                                                                    Year Ended December 31,                      12 Months
                                                -------------------------------------------------------------    Ended
                                                                                                                 March 31,
                                                1992          1993         1994         1995          1996        1997
                                                ----          ----         ----         ----          ----        ----
                                                              (Thousands of Dollars Except Ratios)
Computation of preferred stock
   dividend requirements of Registrant,
   adjusted for income tax effect*
      Preferred stock dividend
         requirements of Registrant, as
         shown on statement of earnings        $14,058      $14,087       $13,252      $13,250      $13,249      $12,141

Less deductible preferred stock
   dividends**                                   2,085        1,973         1,816        1,816        1,816        1,816
                                               -------      -------       -------      -------      -------      -------

Non-deductible preferred stock
   dividends                                   $11,973      $12,114       $11,436      $11,434      $11,433      $10,325
                                               =======      =======       =======      =======      =======      =======

Excess of net income before income
   taxes over net income (percentage)
   See note below                                65.1%        61.5%         63.5%        66.1%        64.4%        64.1%
                                                 -----        -----         -----        -----        -----        -----

Income tax effect on non-deductible
   preferred stock dividends*                   $7,794       $7,450        $7,262       $7,558       $7,363       $6,618
Add:
   Deductible preferred stock
      dividends (above)                          2,085        1,973         1,816        1,816        1,816        1,816
   Non-deductible preferred stock
      dividends (above)                         11,973       12,114        11,436       11,434       11,433       10,325
                                                ------       ------        ------       ------       ------       ------

Preferred stock dividend requirements
   of Registrant. (Adjusted for income
   tax effect)                                 $21,852      $21,537       $20,514      $20,808      $20,612      $18,759
                                               =======      =======       =======      =======      =======      =======

Note:  Calculated as follows -
   Net income before income taxes             $499,757     $479,876      $524,584     $521,841     $501,086     $486,357
   Less net income                             302,748      297,160       320,757      314,107      304,876      296,366
                                              --------     --------      --------     --------     --------     --------
   Excess - Taxed based on income             $197,009     $182,716      $203,827     $207,734     $196,210     $189,991
                                              ========     ========      ========     ========     ========     ========
   - Percentage of net income                    65.1%        61.5%         63.5%        66.1%        64.4%        64.1%
                                                 =====        =====         =====        =====        =====        =====


* Income tax adjustment to reflect pretax earnings required to meet preferred stock dividend.
** Dividends deductible on federal income tax return.